                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                         CENTRAL SPRINKLER CORPORATION
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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    4) Proposed maximum aggregate value of transaction:


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    5) Total fee paid:


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                               [GRAPHIC OMITTED]

                         CENTRAL SPRINKLER CORPORATION

                             ---------------------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD MARCH 19, 1999

                            ---------------------
TO OUR SHAREHOLDERS:

     You are invited to be present either in person or by proxy at the Annual Meeting of Shareholders of Central Sprinkler Corporation (the "Company") to be held at the Philadelphia Marriott Hotel, 1201 Market Street, Philadelphia, Pennsylvania on Friday, March 19, 1999 at 10:00 a.m. for the following purposes:

     1. To elect nine directors to serve for one-year terms and until their successors are elected and qualified;

     2. To consider and act upon a proposal to ratify the selection by the Board of Directors of Arthur Andersen LLP as independent public accountants for the Company for fiscal year 1999; and

     3. To transact such other business as may properly come before the Meeting.

     The Board of Directors has fixed the close of business on February 5, 1999 as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof.

     The Directors hope that you will find it convenient to attend the Meeting in person, but whether or not you plan to attend, please sign, date and return the enclosed proxy to assure that your shares are represented at the Meeting. Returning your proxy does not deprive you of your right to attend the Meeting and vote your shares in person.


                                              /s/ George G. Meyer
                                              --------------------------------
                                              George G. Meyer, Secretary


February 19, 1999

                                 PROXY STATEMENT


     This Proxy Statement is furnished to the shareholders of Central Sprinkler Corporation (the "Company") in connection with the solicitation by the Board of Directors of proxies to be used at the Annual Meeting of Shareholders (the "Meeting") to be held on Friday, March 19, 1999, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

     The approximate date upon which this Proxy Statement and the form of proxy are to be mailed to shareholders is February 19, 1999.

     If the enclosed proxy is executed and returned, it may nevertheless be revoked at any time before it is exercised by giving written notice to the Secretary of the Company, but mere attendance at the Meeting, without such notice, will not revoke the proxy. Shares represented by a valid proxy that is received pursuant to this solicitation and not revoked before it is exercised will be voted as provided on the proxy at the Meeting or any adjournments thereof.

     The Company's executive offices are located at 451 North Cannon Avenue, Lansdale, Pennsylvania 19446.

                             VOTING AT THE MEETING

     Only holders of shares of Common Stock of the Company (the "Common Stock") of record at the close of business on February 5, 1999 will be entitled to vote at the Annual Meeting. On February 5, 1999, 3,845,637 shares of Common Stock, the only outstanding voting securities of the Company, were issued and outstanding. Each share of Common Stock is entitled to one vote on all matters.

     The holders of a majority of the shares entitled to vote, present in person or represented by proxy, constitute a quorum. Except for the election of directors, for which a plurality is required, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote is required for the adoption of the proposals to ratify the selection of the independent accountants, or to take action with respect to any other matter as may properly be brought before the Meeting. Shares cannot be voted at the Meeting unless the holder of record is present in person or by proxy. The enclosed proxy is a means by which a shareholder may authorize the voting of his or her shares at the Meeting. The shares of Common Stock represented by each properly executed proxy card will be voted at the Meeting in accordance with each shareholder's directions. Shareholders are urged to specify their choices by marking the appropriate boxes on the enclosed proxy; if no choice has been specified, the shares will be voted as recommended by the Board of Directors. If any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies (which confer discretionary authority to vote on such matters) in accordance with their judgment.

     With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded entirely from the vote and will have no effect, other than for purposes of determining the presence of a quorum. Abstentions may be specified on the proposal to ratify the selection of the independent accountants (but not for the election of directors). Abstentions will be considered present and entitled to vote at the Meeting, but will not be counted as votes cast in the affirmative. Abstentions on the proposal to ratify the selection of the independent accountants will have the effect of a negative vote because this proposal requires the affirmative vote of a majority of the shares present at the Meeting in person or represented by proxy at the Meeting and entitled to vote.

     Brokers that are member firms of the New York Stock Exchange ("NYSE") and who hold shares in street name for customers have the authority under the rules of the NYSE to vote those shares with respect to the election of directors and the proposal to ratify the selection of the independent accountants if they have not received instructions from a beneficial owner. A failure by brokers to vote those shares will have no effect in the outcome of the election of directors and the adoption of the proposal to ratify the selection of the independent accountants because such shares will not be considered shares present and entitled to vote with respect to such matters.

     Your proxy vote is important. Accordingly, you are asked to complete, sign and return the accompanying proxy whether or not you plan to attend the meeting. If you plan to attend the Meeting to vote in person and your shares are registered with the Company's transfer agent (StockTrans, Inc.) in the name of a broker, bank or other custodian, nominee or fiduciary, you must secure a proxy from such person assigning you the right to vote your shares.

                              SECURITY OWNERSHIP

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of January 1, 1999 by (1) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (2) each director and other director nominee of the Company, (3) each executive officer named in the summary compensation table included elsewhere herein and (4) all executive officers and directors as a group. Percentages of less than one percent have been omitted. Unless otherwise indicated, the shares listed in the table are owned directly by the individual or entity, or by both the individual and the individual's spouse, and the individual or entity has sole voting and investment power as to shares shown or, in the case of the individual, such power is shared with the individual's spouse.

                                                                              Amount and Nature      Percent
                                                                                of Beneficial          of
                                                                                  Ownership           Class
                                                                             -------------------   ----------
Over 5% Shareholders
 Central Sprinkler Corporation Employee Stock ............................          543,000           14.1%
   Ownership Plan (the "Central ESOP")(1)
   451 North Cannon Avenue, Lansdale, PA 19446
 Heartland Advisors, Inc.(2) .............................................          766,800           19.9%
   790 N. Milwaukee Street, Milwaukee, WI 53202
 Frontier Capital Management Company, Inc.(2) ............................          293,970            7.6%
   99 Summer Street, 19th Floor, Boston, MA 02110
 Dimensional Fund Advisors, Inc.(2) ......................................          276,000            7.2%
   1229 Ocean Avenue, 11th Floor,
   Santa Monica, CA 90401
   William J. Meyer(3) ...................................................          211,146            5.4%
   George G. Meyer(4) ....................................................          389,663            9.5%
   Stephen J. Meyer(5) ...................................................          332,330            8.2%
   451 North Cannon Avenue, Lansdale, PA 19446
Directors and Other Director Nominees
 E. Talbot Briddell(6) ...................................................          150,000            3.8%
 Winston J. Churchill(7) .................................................           12,700              *
 Harold B. Hairston (8) ..................................................               --              *
 Barbara M. Henagan(7) ...................................................           10,008              *
 Corbin A. McNeill, Jr.(8) ...............................................               --              *
 Thomas J. Sharbaugh(9) ..................................................            9,998              *
 Timothy J. Wagg(7) ......................................................           10,500              *
Executive Officers
 James R. Buchanan(10) ...................................................           64,519            1.7%
 Albert T. Sabol(11) .....................................................           25,019              *
 All executive officers and directors as a group (18 persons)(12) ........        1,394,590           29.6%

------------
*Less than 1%

(1) The amount shown excludes 226,000 shares that have been allocated to Central ESOP participants and will be voted by such participants pursuant to the Central ESOP provisions. Shares that are not voted by such participants, along with the remaining unallocated shares, will be voted by the Central ESOP trustees pursuant to the provisions of the Central ESOP, which provides that such shares shall be voted in accordance with the directions received with respect to the plurality of the allocated shares. Mr. George Meyer and Mr. Sabol are two of three trustees of the Central ESOP and each of them disclaims beneficial ownership of the shares owned of record by the Central ESOP.

 (2) As reported on Schedules 13G filed with the Securities and Exchange Commission on: (i) January 13, 1999 in the case of Heartland Advisors, Inc.; (ii) February 12, 1999 in the case of Frontier Capital Management Company, Inc.; and (iii) February 11, 1999 in the case of Dimensional Fund Advisors, Inc. Heartland Advisors, Inc. reported sole dispositive and voting power with respect to 766,800 shares and sole voting power over 715,500 shares. Frontier Capital Management Company, Inc. reported sole dispositive and voting power over 293,970 shares. Dimensional Fund Advisors, Inc. has informed the Company that as of December 31, 1998, it had sole voting and dispositive power over 276,000 shares.

 (3) The amount shown includes (i) 70,000 shares that may be acquired under currently exercisable options and (ii) 3,571 shares held for his account in the Central ESOP.

 (4) The amount shown includes (i) 262,000 shares that may be acquired under currently exercisable options and (ii) 4,425 shares held for his account in the Central ESOP.

 (5) The amount shown includes (i) 190,000 shares that may be acquired under currently exercisable options and (ii) 4,392 shares held for his account in the Central ESOP.

 (6) The amount shown includes 150,000 shares that may be acquired under currently exercisable options.

 (7) The amount shown includes 9,500 shares that may be acquired under currently exercisable options.

 (8) The person listed is a nominee, but is not currently a director.

 (9) The amount shown includes (i) 9,500 shares that may be acquired under currently exercisable options and (ii) 125 shares that are owned by Mr. Sharbaugh's minor daughter.

(10) The amount shown includes (i) 13,750 shares that may be acquired under currently exercisable options and (ii) 3,833 shares held for his account in the Central ESOP.

(11) The amount shown includes (i) 11,250 shares that may be acquired under currently exercisable options and (ii) 3,194 shares held for his account in the Central ESOP.

(12) The amount shown includes (i) 859,000 shares that may be acquired under currently exercisable options and (ii) 33,011 shares held for their account in the Central ESOP.

                      NOMINATION AND ELECTION OF DIRECTORS


     The Bylaws of the Company provide that the Board of Directors will consist of three to eleven directors, as determined from time to time by resolution of the Board. The Board has fixed the number of directors at nine effective as of the 1999 Annual Meeting. The shareholders will elect all nine directors at the 1999 Annual Meeting. Each such director will serve until the 2000 Annual Meeting and until a successor has been elected and qualified or until the director's earlier resignation or removal. Each nominee has consented to be named in this Proxy Statement and to serve if elected.

     If any nominee becomes unavailable for any reason or if a vacancy occurs for any other reason before the election (which events are not anticipated), the shares represented by the enclosed proxy may be voted for such other person as may be determined by the holders of such proxies.

     The Board of Directors recommends a vote FOR each of the nominees for director.

Nominees

     The persons nominated to be directors of the Company are listed below. All of the nominees listed below are currently directors of the Company except for Messrs. Hairston and McNeill. The term "Central Sprinkler" refers to the Company's primary operating subsidiary, Central Sprinkler Company.

          Name              Age                      Position(s) with the Company
------------------------   -----   ---------------------------------------------------------------
E. Talbot Briddell          56     Chairman of the Board and Chief Executive Officer
George G. Meyer             49     President, Secretary, Treasurer and Director
Stephen J. Meyer            47     Director, Senior Executive Vice President of Central Sprinkler
Winston J. Churchill        58     Director
Harold B. Hairston          59     No current position
Barbara M. Henagan          39     Director
Corbin A. McNeill, Jr.      59     No current position
Thomas J. Sharbaugh         46     Director
Timothy J. Wagg             64     Director

     E. TALBOT BRIDDELL -- Mr. Briddell has been Chief Executive Officer and a director since July 1998 and Chairman of the Board since January 1999. Mr. Briddell has been President of Phoenix Management Services, Inc., ("Phoenix"), a private consulting firm since 1985, when he founded that corporation. Phoenix specializes in turnaround management for under-performing and transitional companies.

     GEORGE G. MEYER -- Mr. Meyer has been President since 1997, Chief Executive Officer from 1987 to 1998, and Secretary and Treasurer since 1985 of the Company, and a director of the Company and President of Central Sprinkler since 1984. He was Executive Vice President of the Company from 1985 to 1987.

     STEPHEN J. MEYER -- Mr. Meyer has been a Senior Executive Vice President of Central Sprinkler since 1997 and a director since 1986 of the Company. He was Executive Vice President of Central Sprinkler from 1986 until 1997.

     WINSTON J. CHURCHILL -- Mr. Churchill has been a director of the Company since 1984, and Chairman of the Board of the Company from 1984 to January 1999. Mr. Churchill has been the President of Churchill

Investment Partners, Inc., a private investment firm, since 1989. Mr. Churchill has also been a Managing Partner of SCP Private Equity Partners, a private investment firm, since 1986. He was a partner of Bradford Associates, a private investment firm, from 1984 to 1989. Mr. Churchill is also a director of AMKOR Technologies, Inc., Griffin Land & Nurseries, Inc. and Cinemastar, Inc.

     HAROLD B. HAIRSTON -- Mr. Hairston has been the Fire Commissioner of the City of Philadelphia since 1992. He has worked for the Philadelphia Fire Department in various positions for over 32 years.

     BARBARA M. HENAGAN -- Ms. Henagan has been a director of the Company since 1986. She has been a Senior Managing Director of Bradford Ventures Ltd., a private investment firm, since 1992. Between 1990 and 1992, she was a Managing Director of Bradford Ventures Ltd. Ms. Henagan has been a general partner of Bradford Associates since 1986.

     CORBIN A. McNEILL, JR. -- Mr. McNeill has been the Chairman, President and Chief Executive Officer of PECO Energy Company since 1997. He was President, Chief Operating Officer and a Director of PECO Energy Company since 1990.

     THOMAS J. SHARBAUGH -- Mr. Sharbaugh has been a director of the Company since 1986. He has been a partner in the law firm of Morgan, Lewis & Bockius LLP since 1988.

     TIMOTHY J. WAGG -- Mr. Wagg has been a director of the Company since 1984. He is a Financial Consultant and he was Vice President, Administration of Stone-Consolidated Inc. (forest products and packaging, formerly Consolidated-Bathurst Inc.) from March 1989 until his retirement in July 1991. He served as Vice President, Planning and Administration from November 1988 to March 1989, and as Vice President, Finance prior to that time.

     George G. Meyer and Stephen J. Meyer are siblings and they are the sons of William J. Meyer.

General Information about Board of Directors

     There were four regular meetings and seven special meetings of the Board of Directors in the 1998 fiscal year. During this period, each incumbent director attended at least 75% of the aggregate of (1) the total number of meetings of the Board held during the period for which such incumbent was a director, and (2) the total number of meetings held by all committees of the Board on which such incumbent served.

Director Compensation

     Directors of the Company who are not full time employees of the Company or its operating subsidiaries receive $2,000 for each meeting attended, as well as an annual retainer of $8,000. In addition, upon the date that directors are elected or reelected, each non-employee director shall receive options to acquire 3,500 shares of Common Stock under the 1996 Equity Compensation Plan. The price per share shall be equal to the fair market value of the Common Stock as determined in accordance with the terms of the plan. The options are exercisable immediately and for ten years from the date of grant.

Board Committees

     The Board of Directors has a number of committees, including an Audit Committee and a Compensation Committee, but it does not have a Standing Nominating Committee. Non-employee directors are paid $750 for each Audit Committee meeting or other committee meeting that is held independently of a meeting of the full Board, and $500 for each other committee meeting held in connection with a meeting of the full Board.

     The Audit Committee for the 1998 fiscal year consisted of two non-employee directors, Messrs. Wagg and Jackson. Mr. Jackson retired in January 1999. A new appointment to the Audit Committee is expected at the March 19, 1999 meeting. The Audit Committee meets with the Company's independent auditors and with the appropriate corporate officers for the purposes of reviewing matters relating to the corporate financial reporting and accounting procedures and policies of the Company and its subsidiaries and reporting thereon to the Board of Directors. The Audit Committee also recommends to the Board the appointment of the Company's independent auditors, subject to ratification by the shareholders at the Annual Meeting. The Audit Committee held three meetings during the 1998 fiscal year.

     The Compensation Committee consists of three directors, Ms. Henagan and Messrs. Churchill and Sharbaugh. The Compensation Committee reviews with the principal executive officers of the Company the compensation of all officers of the Company and its subsidiaries. It also negotiates the terms of employment of the principal executive officers of the Company and its subsidiaries and negotiates such employment contracts as may be necessary in connection therewith. The Compensation Committee held one meeting during the 1998 fiscal year.

                            EXECUTIVE COMPENSATION

     The following table summarizes the compensation of the Company's Chairman and Chief Executive Officer, President and the three other most highly compensated executive officers of the Company or its operating subsidiary, Central Sprinkler, for the fiscal years ended October 31, 1998, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                  Long-Term
                                                Annual Compensation              Compensation
                                      ---------------------------------------   -------------
         Name and Principal                                                                           Other
              Position                 Year          Salary           Bonus       Payout(3)      Compensation(2)
-----------------------------------   ------   -----------------   ----------   -------------   ----------------
E. Talbot Briddell
 Chief Executive Officer              1998        $  233,750(1)     $     --        $  --            $    --

George G. Meyer                       1998           350,000          73,800           --             10,679
 President (and Chief Executive       1997           350,000         278,580           --             10,710
 Officer through June 1998)           1996           350,000         202,327           --             10,479

Stephen J. Meyer                      1998           250,000          55,425           --             10,947
 Senior Executive Vice President,     1997           250,000         208,935           --             10,016
 Central Sprinkler                    1996           250,000         155,302           --              9,872

James R. Buchanan                     1998           175,000          18,675           --              9,381
 Executive Vice President,            1997           175,000          69,645           --              9,486
 Sales of Central Sprinkler           1996           168,000          47,025           --              9,247

Albert T. Sabol                       1998           175,000          18,675           --             10,532
 Executive Vice President,            1997           175,000          69,645           --             10,622
 Finance and Chief Financial          1996           168,000          47,025           --             10,051
 Officer of the Company and
 Central Sprinkler

------------
(1) Amount shown represents the amount paid by the Company during the 1998 fiscal year to Phoenix Management Services, Inc. ("Phoenix"), Mr. Briddell's employer, for Mr. Briddell's services from July 1998 through October 1998.

(2) (a) Includes the following amounts paid by the Company on behalf of the executive officer for the year indicated to his respective account under the Company's 401(k) Profit Sharing Plan: 1998 -- George G. Meyer, Stephen
    J. Meyer, James R. Buchanan and Albert T. Sabol, $3,200; 1997 and 1996 -- George G. Meyer, Stephen J. Meyer, James R. Buchanan and Albert T. Sabol, $3,000.

    (b) Includes the following amounts paid by the Company on behalf of the executive officer for the year indicated to his respective account under the Central ESOP: 1998 -- George G. Meyer, Stephen J. Meyer, James R. Buchanan and Albert T. Sabol, $4,142; 1997 and 1996 -- George G. Meyer, Stephen J. Meyer, James R. Buchanan and Albert T. Sabol, $4,645.

    (c) Includes premiums for term life insurance paid by the Company on behalf of the executive officer for the year indicated: 1998 -- George G. Meyer, $3,337; Stephen J. Meyer, $3,605; James R. Buchanan, $2,039;

    and Albert T. Sabol, $3,190; 1997 -- George G. Meyer, $3,065; Stephen J. Meyer, $2,371; James R. Buchanan, $1,841; and Albert T. Sabol, $2,977; 1996 -- George G. Meyer, $2,834; Stephen J. Meyer, $2,227; James R. Buchanan, $1,602; and Albert T. Sabol, $2,406. The death benefit under such life insurance is three times the executive officer's annual salary.

(3) The former President of the Company, William J. Meyer, resigned his office November 1, 1997 and in fiscal year 1998 received $250,000, primarily under the terms of an employment/consulting contract that provides of up to $30,000 monthly for a period of up to ten years from November 1, 1997.

     The following table sets forth certain information concerning grants of stock options made during the year ended October 31, 1998 to the persons named in the Summary Compensation Table.

                     OPTION GRANTS IN THE LAST FISCAL YEAR



                                                                                             Potential Realization Value
                                 Number of      % of Total                                    at Assumed Annual Rates of
                                 Securities        Options                                   Stock Price Appreciation for
                                Underlying      Granted to       Exercise                      Option Term (5 years) (1)
                                  Options      Employees In       Price         Expiration   -----------------------------
            Name                  Granted       Fiscal Year     ($/share)          Date             5%           10%
----------------------------   ------------   --------------   -----------   --------------- --------------  -------------
E. Talbot Briddell .........      75,000          39.1%          $  7.81         7/8/03(2)      $297,750        $513,750
                                  75,000          39.1%          $ 10.00         7/8/03(2)      $133,500        $349,500

------------
(1) The dollar amounts under these columns are the result of calculations at 5% and 10% rates set by the Securities and Exchange Commission and, therefore, are not intended to forecast possible future appreciation of the price of the Common Stock. The Company did not use an alternative formula for a grant date valuation. The Company is not aware of any formula that will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(2) If not exercised at an earlier date, these options would expire on the second anniversary after the date on which Mr. Briddell ceases being the Chief Executive Officer of the Company.

     The following table summarizes certain information regarding the number and value of stock options for the persons named in the Summary Compensation Table at October 31, 1998. Year end values are based upon the closing price of a share of the Company's Common Stock on October 31, 1998 of $9.375.

                  AGGREGATED STOCK OPTION EXERCISES IN FISCAL
                 1998 AND FISCAL YEAR-END STOCK OPTION VALUES

                                                                   Number of
                                   Shares                          Securities              Value of
                                  Acquired                         Underlying            Unexercised
                                on Exercise                   Unexercised Options        In-the-Money
                                  (Number         Value       at October 31, 1998         Options at
            Name                 of Shares)     Realized     (Number of Shares)(1)     October 31, 1998
----------------------------   -------------   ----------   -----------------------   -----------------
E. Talbot Briddell .........        --            --                150,000                $117,375
George G. Meyer ............        --            --                262,000                      --
Stephen J. Meyer ...........        --            --                190,000                      --
James R. Buchanan ..........        --            --                 17,500                      --
Albert T. Sabol ............        --            --                 15,000                      --

------------
(1) All options listed for George G. Meyer and Stephen J. Meyer were exercisable as of October 31, 1998. Of the options held by E. Talbot Briddell, James R. Buchanan and Albert T. Sabol, none, 13,750 and 11,750 were exercisable as of October 31, 1998, respectively.

Incentive Compensation Plan

     The Company adopted the 1999 Management Incentive Compensation Plan effective for the fiscal year that began November 1, 1998 (the "1999 Plan"). The 1999 Plan is administered by the Compensation Committee and provides incentive payments to management and other key employees based upon, among other things, the Company achieving targeted levels of earnings before interest and income taxes that are established by the Board of Directors each year.

     The 1999 Plan replaced a previous incentive plan which was suspended by the Board of Directors in April 1998. The earlier plan provided for aggregate awards in an amount equal to 8.0% of consolidated monthly operating income, as defined in the plan, to be credited to the incentive compensation fund each year. In the 1998 fiscal year, this total was allocated to executive officers and key employees, based on specified percentage participations in the plan. The awards paid to the persons named in the Summary Compensation Table are included in the amounts listed in the table.

401(k) Profit Sharing Plans

     All non-union Central Sprinkler employees and certain subsidiary employees who have attained age 21 and completed one year of service are eligible to participate in Central Sprinkler's or a subsidiary's 401(k) Profit Sharing Plan. Under the terms of the plans, the Company has agreed to match 100% of each participant's basic contributions ("Basic Contributions"). The Basic Contribution is limited to 2% of the participant's total compensation. A participant may also make supplemental contributions of up to the maximum permissible amount allowed by law ("Supplemental Contributions"). Basic and Supplemental Contributions are made on a pre-tax basis. In addition, a participant may contribute up to 10% of compensation as an after-tax contribution ("Voluntary Contribution"). The Company may also, in its discretion, make additional contributions to the plans out of its current or accumulated net profits. Any additional Company contribution to a plan would be allocated to the accounts of all participants in the proportion that each participant's Basic Contributions for the year bear to the total Basic Contributions of all participants for the year. All such contributions are subject to applicable contribution and annual addition limitations imposed by the Internal Revenue Code of 1986, as amended.

     Company contributions vest at the rate of 25% after three years of service and an additional 25% for each succeeding year of service. A participant is fully vested in his Basic, Supplemental and Voluntary Contributions at all times and in his Company contributions upon the earliest of completion of six years of service, attainment of age 55, death or disability. A participant may withdraw his Voluntary Contributions once a year. Basic Contributions and earnings on both Basic and Supplemental Contributions may be withdrawn by participant upon attainment of age 59 1/2 or for financial hardship. At termination of employment for any reason, a participant receives his vested benefits in the form of a lump sum cash payment or annuity, or a combination of both.

     A participant may borrow up to 50% of the amount of the sum of his Basic, Supplemental and Voluntary Contributions and the vested balance of his Company contributions, but, in no event may the loan exceed $50,000. Loans must be repaid within a period and at an interest rate determined by the plan committee.

     Since introduced, the Company has made no discretionary contributions to the plans. The Company's matching contributions that were credited to the accounts of the named persons listed in the Summary Compensation Table above are included in such table.

Employment Contracts

     Mr. Briddell is employed pursuant to an agreement between Phoenix and the Company. The agreement provides that the Company will compensate Phoenix at the rate of $13,750 per week for Mr. Briddell's services and that Mr. Briddell will serve as Chief Executive Officer and as a director of the Company. The agreement also provided for the Company to grant to Mr. Briddell personally options to purchase 75,000 shares of common stock at a price of $7.81 per share and options to purchase 75,000 shares of common stock at a price of $10.00 per share. The Company may cancel this agreement at any time by giving Phoenix six weeks' notice of cancellation.

     In March 1990, George G. Meyer and Stephen J. Meyer entered into employment agreements with Central Sprinkler, under which their employment could not be terminated without five years' prior notice by either party. George G. Meyer's employment agreement provides for a minimum annual salary of not less than $350,000 and entitles him to an annual bonus for each fiscal year in an amount equal to a specified dollar payment for each $1,000 increase over the Company's consolidated net profits for the 1985 fiscal year (the "Income-Based Bonus"). On January 5, 1996, George G. Meyer's employment agreement was amended to reduce his Income-Based Bonus payment, thereby permitting Stephen J. Meyer to participate in the Income-Based Bonus plan without increasing the aggregate bonus percentage paid by the Company. Commencing with the 1995 fiscal year, George G. Meyer is entitled to an Income-Based Bonus equal to $7.50 for each $1,000 increase over the Company's consolidated net profits for the 1985 fiscal year. His agreement also guarantees a minimum participation interest in the Company's Incentive Compensation Plan. Stephen J. Meyer's employment agreement provides for a minimum annual salary of not less than $250,000 and entitles him to a minimum participation interest in the Company's Incentive Compensation Plan. In connection with the aforementioned amendment to George G. Meyer's employment agreement, Stephen J. Meyer's employment agreement was amended on January 5, 1996 to provide him with an Income-Based Bonus for each fiscal year, commencing with the 1995 fiscal year, in an amount equal to $7.50 for each $1,000 increase over the Company's consolidated net profits for the 1985 fiscal year. The Company gave notice of termination under both of these employment agreements so that they will terminate in April 2003. The Company is currently negotiating new employment arrangements with both of these officers, but a final agreement has not been reached with either officer as of this date and the existing agreements would continue unless the parties agree to other terms.

     On November 1, 1997, William J. Meyer entered into a ten-year employment/consulting agreement with the Company and Central Sprinkler. The agreement provides for annual payments not in excess of $360,000 and requires Mr. Meyer to serve as a senior consultant to the Company and Central Sprinkler. Mr. Meyer waived $110,000 in payments under this agreement in the fiscal year ended October 31, 1999.

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Barbara M. Henagan and Winston J. Churchill served on the Compensation Committee during fiscal 1998. Ms. Henagan is a partner in Bradford Associates. The Company had agreements with Bradford Ventures Ltd., an affiliate of Bradford Associates, and Churchill Investment Partners, Inc., a company of which Mr. Churchill is the President, under which each entity had agreed to provide various financial consulting services to the Company for an annual fee of $100,000, plus out-of-pocket expenses. The Company's agreements with Bradford Ventures Ltd. and Churchill Investment Partners, Inc. were terminated in April 1998. During the 1998 fiscal year, the Company paid Churchill Investment Partners, Inc. $75,000 and Bradford Ventures Ltd. $75,000 for services rendered and expenses incurred under such agreements.

     Mr. Sharbaugh served on the Compensation Committee during fiscal 1998. He is a partner in the law firm of Morgan, Lewis & Bockius LLP. The Company retained this firm for various matters during the 1998 fiscal year and has continued to do so during the 1999 fiscal year.

     Notwithstanding anything to the contrary, the following report of the Compensation Committee and the performance graph on page 15 shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

                         COMPENSATION COMMITTEE REPORT

     The Company's Compensation Committee consists of three directors: Winston
J. Churchill, Barbara M. Henagan and Thomas J. Sharbaugh.

     The Company's compensation policies, plans and programs, as developed and implemented by the Compensation Committee, seek to maintain the high level of technical expertise necessary to ensure profitability, to attract and retain professional management and to motivate the Company's executive officers to perform to the full extent of their capabilities.

     The Company has entered into an employment agreement with Phoenix, the employer of E. Talbot Briddell, the Company's Chief Executive Officer. The Company also has employment agreements with two other officers, as described above.

     In adjusting an executive officer's base salary and in determining the salary of new executive officers, the Committee sets salaries to be competitive with other comparable companies, taking into consideration the results of the Company, if applicable, the position's complexity and responsibility and the need for special expertise.

The Committee makes bonus awards to the executive officers pursuant to the Incentive Compensation Plan described above and under the terms thereof. The Company has enjoyed a long-standing relationship with its executive officers, most of whom have worked for the Company for many years. The Committee will continue to match the Company's goals of increased profitability and shareholder return with executive performance.

     The Stock Option Committee, as Plan Administrator of all of the Company's Stock Option Plans, and the Compensation Committee, as Plan Administrator of the Company's Employee Stock Ownership Plan, use stock options and grants of stock as an additional incentive to employees. The objective of these plans is to align employee interests, including senior management, with shareholder long-term interests. Individual grants under the plans are based on individual performance or, with respect to the Central ESOP, annual compensation.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction that may be claimed by a "public company" for total compensation in excess of $1 million paid to the chief executive officer or to any of the other four most highly compensated officers except to the extent that any compensation in excess of $1 million is paid pursuant to a performance-based plan. This provision became effective November 1, 1994 with respect to the Company. After considering the application of Section 162(m) to its compensation policies, the Committee has determined that the provisions of that Section would not affect the compensation of any of the executive officers of the Company. To the extent that this might not continue to be the case, the Committee would consider any changes necessary to conform to the provisions of
Section 162(m).

               Compensation Committee of the Board of Directors

                             Winston J. Churchill
                              Barbara M. Henagan
                              Thomas J. Sharbaugh

Certain Transactions

     The Company and Phoenix have entered into a financial consulting agreement whereby E. Talbot Briddell, the President of Phoenix, became a director, chairman, and Chief Executive Officer of the Company. During the 1998 fiscal year, in addition to those payments to Phoenix for Mr. Briddell's services set forth in the Summary Compensation Table, the Company paid $186,250 to Phoenix for other services rendered.

     The Company expensed $463,000 in fiscal 1998 for legal fees to a law firm in which Thomas J. Sharbaugh, a director, is a partner. In addition, the Company charged $1,917,000 against the Omega(TM) liability for legal fees incurred by this firm relating to Omega(TM) actions during fiscal 1998.

     The Company leases an aircraft from a business in which Stephen J. Meyer, a director and executive officer of the Company, is the sole proprietor. During fiscal 1998, the Company paid such business $343,000 for the use of such aircraft. The lease was cancelled January 31, 1999, pursuant to its notice requirements.

                  RATIFICATION OF APPOINTMENT OF INDEPENDENT
                               PUBLIC ACCOUNTANTS

     The Board of Directors has selected the firm of Arthur Andersen LLP as independent public accountants to audit the books, records and accounts of the Company for fiscal year 1999. This firm audited the Company's books for the 1998 fiscal year, has no ownership interest in the Company and is considered to be well qualified.

     A representative of Arthur Andersen LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions at the meeting. If the shareholders do not ratify the selection of this firm, the selection of another firm of independent public accountants will be considered by the Board of Directors.

     The Board of Directors recommends a vote FOR the proposal to ratify the selection of Arthur Andersen LLP as independent public accountants.

                         COMPARATIVE PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Common Stock with the cumulative total shareholder return of (i) the Standard & Poors Building Material Index (the "S&P Index") and (ii) the NASDAQ Stock Market (U.S.) Index (the "NASDAQ Index"), assuming an investment of $100 on October 31, 1993 in each of the Common Stock of the Company, the NASDAQ Index stocks and the S&P Index stocks. The graph assumes dividend reinvestment.

               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
     AMONG CENTRAL SPRINKLER CORPORATION, THE NASDAQ STOCK MARKET-US INDEX
                    AND THE S & P BUILDING MATERIALS INDEX



     300 |-------------------------------------------------------------------|
         |                                                                   |
         |                                                                   |
         |                                                                   |
     250 |---------------------------&---------------------------------------|
         |                                                              #    |
D        |                                                                   |
         |                                                 #                 |
O    200 |-------------------------------------------------------------------|
         |                                                                   |
L        |                                                                   |
         |                                      #                       @    |
L    150 |-------------------------------------------------------------------|
         |                           #          &          @&                |
A        |                                                                   |
         |                                      @                            |
R    100 |---&#@----------#----------@---------------------------------------|
         |                @                                                  |
S        |                &                                             &    |
         |                                                                   |
      50 |-------------------------------------------------------------------|
         |                                                                   |
         |                                                                   |
         |                                                                   |
       0 |-------------------------------------------------------------------|
            10/93       10/94      10/95      10/96      10/97        10/98


* = CENTRAL SPRINKLER CORPORATION                # = NASDAQ STOCK MARKET (U.S.)
                           @ = S&P BUILDING MATERIALS


* $100 INVESTED ON 10/31/93 IN STOCK OR INDEX.
  INCLUDING REINVESTMENT OF DIVIDENDS.
  FISCAL YEAR ENDING OCTOBER 31.

                                 OTHER MATTERS

     The Board of Directors knows of no other matter which will be presented at the Meeting for action by the shareholders. However, if other matters properly come before the Meeting, or any adjournment thereof, it is intended that the proxies will be voted according to the judgment of the person authorized to act by the proxies. If the enclosed proxy is properly executed and returned prior to voting at the Meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of such instructions, the shares will be voted for the nominees of the Company in the election of directors and for the other proposals specified in the Notice.

     The expense of this solicitation will be paid by the Company. If necessary, some of the officers of the Company and regular employees of Central Sprinkler may solicit proxies personally or by telephone.

     Further information regarding the Company is set forth in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 1998 which has been filed with the Securities and Exchange Commission. The Form 10-K (including financial statements and schedules, but without exhibits) may be obtained free of charge by writing to: Central Sprinkler Corporation, 451 North Cannon Avenue, Lansdale, Pennsylvania 19446. Copies of exhibits to the Form 10-K will be furnished upon request and the payment of a reasonable fee.

     A copy of the Company's 1998 Annual Report to Shareholders, which includes financial statements, is being transmitted herewith, but does not form a part of the proxy solicitation materials.

     Shareholders are reminded that proposals of shareholders intended to be presented at the Company's next Annual Meeting of Shareholders in 2000 must be received by the Company for inclusion in its Proxy Statement and form of proxy relating to that Meeting by October 7, 1999.

     The Board of Directors will appreciate the prompt return of the enclosed proxy, dated and signed. You may revoke your proxy before it is exercised by giving written notice to the Secretary of the Company, and you may vote in person if you attend the Meeting.

PROXY                    CENTRAL SPRINKLER CORPORATION                   PROXY

                ANNUAL MEETING OF SHAREHOLDERS, MARCH 19, 1999
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints E. Talbot Briddell, proxy, with full power of substitution, to vote, as designated below and on the reverse side hereof, all shares of Common Stock which the undersigned is entitled to vote on the election of directors, the proposals on the reverse side hereof and on all other matters which may come before the 1999 Annual Meeting of Shareholders of Central Sprinkler Corporation or any adjournment thereof.

     The shares represented by this Proxy, duly executed, will be voted. If instructions are given in the spaces below and on the reverse side hereof, the shares will be voted in accordance therewith; if instructions are not given, the shares will be voted for the election of the directors named in Proposal 1 below and in favor of Proposal 2 set forth on the reverse side hereof.

1. ELECTION OF DIRECTORS.        FOR all nominees listed  / /       WITHHOLD AUTHORITY to vote for  / /
                                 (except as marked to                all nominees listed below
                                 the contrary)

(E. Talbot Briddell, Winston J. Churchill, Harold B. Hairston, Barbara M. Henagan, Corbin A. McNeill, Jr., George G. Meyer, Stephen J. Meyer, Thomas J. Sharbaugh and Timothy J. Wagg)


(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above.)


                                    (Continued and to be signed on reverse side)




2. PROPOSAL TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

                    FOR / /    AGAINST / /    ABSTAIN / /


3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                Dated:                             , 1999
                                      -----------------------------

                                                                   [SEAL]
                                      -----------------------------
                                      Signature



                                      -----------------------------
                                      Signature if held jointly